Exhibit 99.1

NEWS RELEASE
August 7, 2006	Contact:	Scott R. Royster, EVP and CFO
FOR IMMEDIATE RELEASE		(301) 429-2642
Washington, DC
RADIO ONE, INC. REPORTS
2006 SECOND QUARTER RESULTS
Washington, DC: — Radio One, Inc. (NASDAQ: ROIAK and ROIA) today reported its results for the quarter ended June 30, 2006. Net broadcast revenue was approximately $97.8 million, a decrease of 4% from the same period in 2005. Station operating income1 was approximately $46.9 million, a decrease of 15% from the same period in 2005. Operating income was approximately $34.9 million, a decrease of 24% from the same period in 2005. Net income applicable to common stockholders2 was approximately $8.1 million or $0.08 per diluted share, a decrease of 59% from the same period in 2005.
Alfred C. Liggins, III, Radio One’s CEO and President stated, “Last quarter, we said that the second quarter could be the bottom for the radio industry and for Radio One, and, on its face, this quarter was pretty disappointing. We are clearly facing some challenges in certain markets, over and above the ongoing softness in the radio industry, and are taking active steps to address those challenges. However, when viewed in the context of our out-performance of the industry in the second quarter of 2005, along with some discrete expense items in this quarter that should not be recurring, as well as investment spending that is already beginning to pay off in positive ways, we think that this quarter may represent the perfect storm of bad news and that better days are ahead.”
Mr. Liggins continued, “In addition to ongoing management realignment that will greatly strengthen our management team and deepen our bench of talent, we are excited that in the past several months we have:
•	launched the Tom Joyner Morning Show and The Michael Baisden Show on KKBT-FM in Los Angeles;
•	achieved break-even results for our African-American talk radio network, launched earlier this year;
•	seen significant early DVD sales results and retail distribution commitments for “Preaching to the Choir”, the independent film we are helping promote and distribute; and
•	continued to see TV One post significant revenue and subscriber gains on a year-over-year basis.
I believe that we are well positioned to benefit from the strategic initiatives we are currently pursuing, while we continue to re-energize the performance of our radio stations through key hires and making appropriate strategic decisions relative to our radio station portfolio that will be in our shareholders’ long-term best interests.”
Additional Second Quarter Information
During the second quarter, the Company incurred approximately $0.7 million in severance expense associated with former employees, approximately $1.2 million in expenses associated with a Tom Joyner syndicated television show that will not re-new for the upcoming television season, approximately $0.6 million associated with the new African-American talk radio network and approximately $1.0 million in expenses associated with activity around the Company’s independent film distribution initiative; additional revenue from which should be earned over the next 18 months, while incurring little additional cost.
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PAGE 2 — RADIO ONE, INC. REPORTS SECOND QUARTER RESULTS
RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
	(in thousands)		(in thousands)
STATEMENT OF OPERATIONS DATA:
NET BROADCAST REVENUE	$97,834	$101,525	$179,917	$178,534

OPERATING EXPENSES:

Programming and technical	20,126	17,790	39,897	33,397
Selling, general and administrative	30,760	28,404	57,724	52,326
Corporate expenses	6,299	5,552	12,969	10,468
Non-cash compensation	370	502	622	909
Stock-based compensation	1,507	—	3,084	—
Depreciation and amortization	3,858	3,150	8,214	6,616

Total operating expenses	62,920	55,398	122,510	103,716

Operating income	34,914	46,127	57,407	74,818

INTEREST INCOME	204	271	541	743

INTEREST EXPENSE	18,060	17,240	35,346	29,669

EQUITY IN LOSS OF AFFILIATED COMPANY	453	304	934	763

OTHER INCOME (EXPENSE), NET	11	33	(265)	123

Income before provision for income taxes and minority interest in income of subsidiaries	16,616	28,887	21,403	45,252

PROVISION FOR INCOME TAXES	8,148	8,525	9,668	15,095

MINORITY INTEREST IN INCOME OF SUBSIDIARIES	364	518	1,038	625

Net income	8,104	19,844	10,697	29,532

Preferred stock dividends	—	—	—	2,761

Net income applicable to common stockholders	$8,104	$19,844	$10,697	$26,771

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PAGE 3 — RADIO ONE, INC. REPORTS SECOND QUARTER RESULTS

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
	(in thousands, except per share data)		(in thousands, except per share data)
PER SHARE DATA — basic and diluted:
Net income per share	$0.08	$0.19	$0.11	$0.28
Preferred dividends per share	—	—	—	0.03

Net income per share applicable to common stockholders	$0.08	$0.19	$0.11	$0.25

SELECTED OTHER DATA:
Station operating income	$46,948	$55,331	$82,296	$92,811
Station operating income margin (% of net revenue)	48%	55%	46%	52%
Station operating income reconciliation:
Net income	$8,104	$19,844	$10,697	$29,532
Plus: Depreciation and amortization	3,858	3,150	8,214	6,616
Plus: Corporate expenses	6,299	5,552	12,969	10,468
Plus: Non-cash compensation	370	502	622	909
Plus: Stock-based compensation	1,507	—	3,084	—
Plus: Equity in loss of affiliated company	453	304	934	763
Plus: Provision for income taxes	8,148	8,525	9,668	15,095
Plus: Minority interest in income of subsidiaries	364	518	1,038	625
Plus: Interest expense	18,060	17,240	35,346	29,669
Less: Interest income	204	271	541	743
Less: Other income (expense)	11	33	(265)	123

Station operating income	$46,948	$55,331	$82,296	$92,811

Adjusted EBITDA[3]	$38,783	$49,310	$65,356	$81,557
Adjusted EBITDA reconciliation:
Net income	$8,104	$19,844	$10,697	$29,532
Plus: Depreciation and amortization	3,858	3,150	8,214	6,616
Plus: Provision for income taxes	8,148	8,525	9,668	15,095
Plus: Interest expense	18,060	17,240	35,346	29,669
Less: Interest income	204	271	541	743

EBITDA	$37,966	$48,488	$63,384	$80,169

Plus: Equity in loss of affiliated company	453	304	934	763

Plus: Minority interest in income of subsidiaries	364	518	1,038	625

Adjusted EBITDA	$38,783	$49,310	$65,356	$81,557

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PAGE 4 — RADIO ONE, INC. REPORTS SECOND QUARTER RESULTS

Free cash flow[4]	$16,890	$29,313	$25,427	$44,335
Free cash flow reconciliation:
Net income	$8,104	$19,844	$10,697	$29,532
Plus: Depreciation and amortization	3,858	3,150	8,214	6,616
Plus: Non-cash compensation	370	502	622	909
Plus: Stock-based compensation	1,507	—	3,084	—
Plus: Non-cash interest expense	531	2,703	1,044	3,162
Plus: Non-cash provision for income taxes	5,998	7,517	6,568	13,780
Plus: Equity in loss of affiliated company	453	304	934	763
Plus: Minority interest in income of subsidiaries	364	518	1,038	625
Less: Amortization of contract termination fee	542	—	1,084	—
Less: Capital expenditures	3,753	5,225	5,690	8,291
Less: Preferred stock dividends	—	—	—	2,761

Free cash flow	$16,890	$29,313	$25,427	$44,335

Weighted average shares outstanding — basic[5]	98,711	105,568	98,706	105,480
Weighted average shares outstanding — diluted[6]	98,711	105,733	98,722	105,655

	June 30,	December 31,
	2006	2005
	(unaudited)
SELECTED BALANCE SHEET DATA:	(in thousands)
Cash and cash equivalents	$18,643	$19,081
Intangible assets, net	2,034,258	2,013,480
Total assets	2,239,450	2,201,380
Total debt (including current portion)	964,500	952,520
Total liabilities	1,202,242	1,177,983
Total stockholders’ equity	1,036,254	1,020,541
Minority interest in subsidiaries	954	2,856

	Current Amount	Applicable Interest
	Outstanding	Rate (b)
	(in thousands)
SELECTED LEVERAGE AND SWAP DATA:
Senior bank term debt (swap matures 6/16/2012)	$25,000	5.97%
Senior bank term debt (swap matures 6/16/2010)	25,000	5.77%
Senior bank term debt (swap matures 6/16/2008)	25,000	5.63%
Senior bank term debt (swap matures 6/16/2007)	25,000	5.58%
Senior bank term debt (at variable rates) (a)	200,000	approximately 6.88%
Senior bank term debt (at variable rates) (a)	164,500	approximately 6.88%
8-7/8% senior subordinated notes (fixed rate)	300,000	8.88%
6-3/8% senior subordinated notes (fixed rate)	200,000	6.38%
(a)	Subject to rolling 90-day LIBOR plus a spread currently at 1.50% and incorporated into the rate set forth above. This tranche is not covered by swap agreements described in footnote (b).
(b)	Under its swap agreements, Radio One pays a fixed rate plus a spread based on the Company’s leverage, as defined in its credit agreement. As of June 30, 2006, that spread was 1.50% and is incorporated into the applicable interest rates set forth above.
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PAGE 5 — RADIO ONE, INC. REPORTS SECOND QUARTER RESULTS
Net broadcast revenue decreased to approximately $97.8 million for the quarter ended June 30, 2006 from approximately $101.5 million for the quarter ended June 30, 2005, or 4%. We experienced net broadcast revenue declines in most of our markets, primarily due to overall industry revenue declines for the markets in which we operate. Declining ratings, and/or lower pricing led to declines in many of our markets, most notably Los Angeles, Washington, DC, Atlanta, Dallas, Cleveland and Cincinnati. These declines more than offset increases in net broadcast revenue experienced in our Houston, Philadelphia, Richmond and St. Louis markets, as well as increased net broadcast revenue from Reach Media. Net broadcast revenue is reported net of agency and outside sales representative commissions of approximately $12.0 million and $13.0 million for the quarters ended June 30, 2006 and 2005, respectively.
Operating expenses, excluding depreciation and amortization, stock-based compensation, and non-cash compensation increased to approximately $57.2 million for the quarter ended June 30, 2006 from approximately $51.7 million for the quarter ended June 30, 2005, or 11%. This increase was primarily due to costs associated with a syndicated Tom Joyner television show that will not re-new for the upcoming television season, spending on new initiatives, such as the Company’s recently-launched African-American radio talk network and its film distribution initiative, severance expense associated with former employees, and costs associated with two recent additions to the Company’s radio station portfolio. Excluding these expenses, operating expenses, excluding depreciation and amortization, stock-based compensation, and non-cash compensation would have increased 3% for the quarter ended June 30, 2006.
Stock-based compensation was approximately $1.5 million for the quarter ended June 30, 2006, compared to $0 for the same period in 2005. The non-cash expense resulted from our January 1, 2006 adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment.”
Depreciation and amortization expense increased to approximately $3.9 million for the quarter ended June 30, 2006 from approximately $3.2 million for the quarter ended June 30, 2005, an increase of approximately $0.7 million, or 23%. The increase was primarily due to the amortization of certain intangibles associated with the acquisition of 51% of the common stock of Reach Media. During the fourth quarter of 2005, we completed the preliminary purchase price allocation for the Reach Media acquisition and began the associated depreciation and amortization of acquired fixed assets and intangibles. To a lesser extent, the increase in depreciation and amortization also resulted from depreciation associated with capital expenditures made since June 30, 2005, which was slightly offset by the completion of amortization of certain trade names.
Interest expense increased to approximately $18.1 million for the quarter ended June 30, 2006 from approximately $17.2 million for the quarter ended June 30, 2005, an increase of approximately $0.9 million, or 5%. The increase resulted from additional interest obligations associated with borrowings to fund partially our stock repurchase program during the second-half of 2005, and borrowings in May 2006 to fund partially the acquisition of WHHL-FM (formerly WRDA-FM), a radio station located in the St. Louis metropolitan area. Interest expense also increased due to the impact of higher market interest rates on the variable rate portion of our debt.
Provision for income taxes decreased to approximately $8.1 million for the quarter ended June 30, 2006 from approximately $8.5 million for the quarter ended June 30, 2005, a decrease of approximately $0.4 million or 4%. The decrease to the provision was due to lower pre-tax income, offset by an unfavorable adjustment to our liability associated with changes in Texas state tax law. Our effective tax rate as of June 30, 2006 was 49.0%. Excluding the tax impact of the permanent differences associated with SFAS No. 123(R) and the Texas state tax law change, our effective tax rate as of June 30, 2006 was 43.3%, compared to 40.2% as of June 30, 2005. This rate increase is attributable to the lower pre-tax income and proportionately higher permanent differences. As of June 30, 2006, our annual effective tax rate is projected at 42.9%, which is impacted by the permanent differences between income subject to tax for book versus tax purposes.
Other pertinent financial information for the second quarter of 2006 includes capital expenditures of approximately $3.8 million, compared to approximately $5.2 million for the second quarter of 2005. As of June 30, 2006, Radio One had total debt (net of cash balances) of approximately $945.9 million.
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PAGE 6 — RADIO ONE, INC. REPORTS SECOND QUARTER RESULTS
In May 2006, we completed the acquisition of the assets of WHHL-FM (formerly WRDA-FM), a radio station located in the St. Louis metropolitan area for approximately $20.0 million in cash.
In April 2006, we announced amendments to certain financial covenants in our existing $800.0 million senior credit facility. The total leverage ratio was increased for the second quarter of 2006, through fiscal year end 2007, while the interest coverage ratio was decreased from its original level for all of fiscal year 2006 through fiscal year 2008. The other material terms and conditions of the senior credit facility, including maturity, interest rates and other financial covenants, were not affected by the amendment.
In March 2006, we announced an agreement to acquire the assets of WIFE-FM, a radio station licensed to Connorsville, Indiana, for approximately $18.0 million in cash. Subject to the necessary regulatory approvals, we will move the station into the Cincinnati metropolitan area and consolidate the station with our existing Cincinnati operations. We expect to complete this acquisition during the second half of 2006.
On January 1, 2006, we adopted SFAS No. 123(R) and anticipate that it will result in an increase in operating expenses in the range of approximately $6.0 to $7.0 million for the full-year of 2006. This increase does not include the potential expense impact of any stock options or similar equity instruments that might be granted during fiscal year 2006.
Radio One will hold a conference call to discuss its results for the second quarter of 2006. This conference call is scheduled for Monday August 7, 2006 at 10:00 a.m. Eastern Time. Interested parties should call 1-612-288-0329 at least five minutes prior to the scheduled time of the call and provide the password “Radio One.” The conference call will be recorded and made available for replay from 1:30 p.m. Eastern Time the day of the call, until 11:59 p.m. Eastern Time the following day. Interested parties may listen to the replay by calling 1-320-365-3844; access code 836084. Access to live audio and replay of the conference call will also be available on Radio One’s corporate website at www.radio-one.com. The replay will be made available on the website for the seven business days following the call.
Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2005 net broadcast revenue) and the largest radio broadcasting company that primarily targets African-American and urban listeners. Pro forma for announced acquisitions, Radio One owns and/or operates 71 radio stations located in 22 urban markets in the United States and reaches approximately 14 million listeners every week. Additionally, Radio One owns interests in TV One, LLC (www.tvoneonline.com), a cable/satellite network programming primarily to African-Americans and Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner. Radio One also operates the only nationwide African-American news/talk network on free radio and programs “XM 169 The POWER,” an African-American news/talk channel, on XM Satellite Radio.
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PAGE 7 — RADIO ONE, INC. REPORTS SECOND QUARTER RESULTS
Notes:
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company’s or radio station’s operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in Radio One’s reports on Forms 10-K, and 10-Q and other filings with the Securities and Exchange Commission.
1       “Station operating income” consists of net income before depreciation and amortization, provision for income taxes, interest income, interest expense, equity in loss of affiliated company, minority interest in income of subsidiaries, other income (expense), corporate expenses and stock-based and non-cash compensation expenses. Station operating income is not a measure of financial performance under generally accepted accounting principles. Nevertheless we believe station operating income is often a useful measure of a broadcasting company’s operating performance and is a significant basis used by our management to measure the operating performance of our stations within the various markets because station operating income provides helpful information about our results of operations apart from expenses associated with our physical plant, income taxes provision, investments, debt financings, overhead, and stock-based and non-cash compensation. Station operating income is frequently used as one of the bases for comparing businesses in our industry, although our measure of station operating income may not be comparable to similarly titled measures of other companies. Station operating income does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. A reconciliation of operating income to station operating income has been provided in this release.
2       Net income applicable to common stockholders is defined as net income minus preferred stock dividends paid, if any.
3       “Adjusted EBITDA” consists of net income plus (1) depreciation, amortization, provision for income taxes, interest expense, equity in loss of affiliated company and minority interest in income of subsidiaries and less (2) interest income. Net income before interest income, interest expense, provision for income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. We believe Adjusted EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business because Adjusted EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our acquisitions and debt financings, our provision for income tax expense, as well as our equity in loss of our affiliated company. Accordingly, we believe that Adjusted EBITDA provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant, capital structure or the results of our affiliated company. Adjusted EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA does not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net income to Adjusted EBITDA has been provided in this release.
4       “Free cash flow” consists of net income plus (1) depreciation, amortization, stock-based and non-cash compensation, non-cash provision for income taxes, non-cash interest expense, non-cash loss on retirement of assets, minority interest in income of subsidiaries and our share of the non-cash loss of our affiliated company and less (2) amortization of contract termination fee, capital expenditures and preferred stock dividends paid. Free cash flow is not a measure of financial performance under generally accepted accounting principles. We believe free cash flow is a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business because free cash flow is a reasonable approximation of the amount of excess cash generated by the company’s operations that can be used for debt reduction, acquisitions, investments, potential common stock dividends and/or buybacks and other strategic initiatives outside of the immediate scope of the company’s operations. Free cash flow is frequently used as one of the bases for comparing businesses in our industry, although our measure of free cash flow may not be comparable to similarly titled measures of other companies. Free cash flow does not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net income to free cash flow has been provided in this release.
5       For the three months ended June 30, 2006 and 2005, Radio One had 98,710,633 and 105,567,725 shares of common stock outstanding on a weighted average basis, respectively.
6       For the three months ended June 30, 2006 and 2005, Radio One had 98,710,633 and 105,732,976 shares of common stock outstanding on a weighted average basis, diluted for outstanding stock options, respectively.
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